CARLYLE REAL ESTATE LIMITED PARTNERSHIP XIII

                            ACKNOWLEDGEMENT
                            ---------------

     This Acknowledgement is made and executed as of the 31st day of December, 1995 by ABPP Associates, L.P., a limited partnership organized under the laws of the State of Illinois ("ABPP"), and JMB Realty
Corporation, a Delaware corporation ("JMBRC").

     WHEREAS, ABPP has acquired all of the partnership interests in Realty Associates-XIII, L.P., an Illinois limited partnership ("Realty-XIV"), which has served as the Associate General Partner of Carlyle Real Estate Limited Partnership-XIII, an Illinois limited partnership (the "Partnership"), and ABPP has elected to continue the business of Realty-XIII and has agreed to continue as the Associate General Partner of the Partnership; and

     WHEREAS, JMBRC has agreed to continue as the Corporate General Partner of the Partnership.

     NOW, THEREFORE, the parties hereby agree and acknowledge as follows:

     1. ABPP and JMBRC both shall continue as general partners of the Partnership, each with all of the rights and powers of general partners therein, as set forth in the agreement of limited partnership of the Partnership, as amended to date (the "Partnership Agreement") and in the Revised Uniform Limited Partnership Act of the State of Illinois, and the Partnership and its business shall be continued in all respects.

     2. ABPP hereby agrees that it is a signatory to the Partnership Agreement, together with JMBRC, and adopts and agrees to be bound by all of the provisions of the Partnership Agreement, as amended from time to time in accordance with the provisions of the Partnership Agreement.

     3. ABPP and JMBRC agree that JMBRC is hereby authorized and empowered, on behalf of ABPP, JMBRC, the Partnership or any of the foregoing, to execute any and all documents, enter into any and all agreements, or take any and all other actions (in each case in accordance with and subject to the terms of the Partnership Agreement), in the name of the Partnership or otherwise, as shall be necessary or appropriate in connection with the business of the Partnership at any time. It is further understood and agreed that the Chairman, President or any Vice President of JMBRC (including any partner of ABPP who is Chairman, President or Vice President of JMBRC) may act for and in the name of JMBRC in the exercise by JMBRC of any of its rights and powers hereunder. In dealing with JMBRC (or the Chairman, President or any Vice President thereof) so acting on behalf of ABPP, JMBRC or the Partnership, no person shall be required to inquire into the authority of JMBRC or such individual to bind the Partnership. Persons dealing with the Partnership are entitled to rely conclusively upon the power and authority of JMBRC (and of the Chairman, President or any Vice President of JMBRC) as set forth herein.

     4. ABPP and JMBRC agree to take any and all other actions as shall be necessary or appropriate to reflect the continuation of the Partnership's business, including the filing with any agency of any document which shall be necessary or appropriate in connection therewith.

     5. Nothing contained herein or contemplated hereby shall be deemed to render ABPP or JMBRC liable for any obligations for which they would otherwise not be liable as general partners of the Partnership.

     IN WITNESS WHEREOF, the parties hereto have executed this Acknowledgement as of the date first above written.

ABPP ASSOCIATES, L.P.

By:  JMB Realty Corporation
     General Partner

     By:   ____________________

     Its:  ____________________
           Sr. Vice President


JMB REALTY CORPORATION

By:  ____________________

Its: ____________________